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Media
-----                                    Contact:
Zen Yinger                            Christopher Wyse
616-923-5978                          616-923-3417
zen_m_yinger@email.whirlpool.com      christopher_j_wyse@email.whirlpool.com

Investment
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Thomas Filstrup
616-923-3189
thomas_c_filstrup@email.whirlpool.com



              WHIRLPOOL CORPORATION EXTENDS ITS SHARE REPURCHASE
          PROGRAM TO ONE BILLION DOLLARS; SEES CONTINUED STRENGTH IN
                               GLOBAL OPERATIONS

     BENTON HARBOR, Mich. - Feb. 15, 2000 - Whirlpool Corporation (NYSE: WHR) today announced that its Board of Director's has authorized an extension of the company's stock repurchase program to $1 billion. The new $750 million share repurchase authorization extends the previously authorized $250 million repurchase program, which began in the first quarter of 1999.

     "We believe that the current valuation of our stock inadequately reflects both the current financial performance of our company, as well as the performance we expect to deliver for the year 2000 and beyond," said Whirlpool Chairman and CEO David R. Whitwam. "Our strong global business performance and financial position, including healthy cash generation, enables us to both fund our global growth plans, as well as to repurchase our shares. And, this stock buyback program reflects our confidence in future performance at Whirlpool and our commitment to building shareholder value."

     "We recently announced record quarterly and annual performance as we finished 1999 by delivering our 13th consecutive quarter in which core earnings per share has grown at least 20 percent from the prior year period," added Whitwam. "We enter 2000 with a solid growth platform that includes a global market share position 40 percent larger than our closest competitor and the Whirlpool brand which is the single largest selling brand of major home

                                    - more-
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Whirlpool Share Repurchase - add one
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appliances in the world. And, we remain encouraged by consumer trends that point toward convenience, innovation and enhanced services and by our ability to meet consumers' needs in those areas with our leading brand names around the world."

     Whitwam added that the company's North American operations have continued to outperform the North American appliance industry, which saw core product category growth of 5 percent in January. This performance supports the company's expectation that North American appliance industry shipments for full-year 2000 will be up 2 to 3 percent from record 1999 levels. The company expects the European appliance industry to grow between 4 and 5 percent and the Latin American appliance industry unit shipments to grow between 7 and 10 percent in 2000. The company also expects appliance industry unit shipments in its Asian region, comprised primarily of major businesses in India and China, to grow between 8 and 10 percent in 2000.

     "Our global appliance industry outlook, combined with the early evidence from our market-leading North American operations gives us solid confidence in our future performance."

     The company's previously announced $250 million stock buyback should be completed by the end of the first quarter of 2000, ahead of the original completion target of June 2000. The new $750 million stock repurchase authorization will be completed over an estimated 18-month period. Whirlpool common stock is listed on the New York and Chicago stock exchanges and currently there are approximately 74 million shares outstanding.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in more than 170 countries. Additional information about the company can be found on the Internet at www.WhirlpoolCorp.com.

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This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected industry-wide performance noted for 2000 and the gradual appliance industry improvement expected by the company in latin America and noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the Company's most recently filed Form 10-Q and/or Form 10-K.